 Mobile Infrastructure Corporation Appoints Kyle Brown as Chief Accounting Officer

(Cincinnati, Ohio, August 4, 2022) – Mobile Infrastructure Corporation (the “Company” or “MIC”), a publicly registered, non-listed company which invests primarily in parking lots and garages in the United States, announced today the appointment of Kyle Brown as Chief Accounting Officer effective August 1, 2022.

“With a demonstrated track record of success in senior financial roles, Kyle is a great addition to our leadership team in this new role,” said Stephanie Hogue, President and Interim CFO of MIC. “Kyle brings a wealth of experience to our organization, including positions held at a publicly traded REIT, which will be instrumental in executing on MIC’s near and long term goals and continuing to build a first-class organization to help realize the full potential of the Company.”

Prior to joining MIC, Brown spent over 10 years with Ventas, Inc., a NYSE traded healthcare-focused REIT, where he most recently served as Vice President of Technical Accounting Research. In this position, he was responsible for providing technical accounting support and analysis, implementing policies in response to recently issued accounting standards, as well as completing regulatory financial statement filings. Earlier in his career, Brown spent six years at EY, and he is a Certified Public Accountant and member of the American Institute of Certified Public Accountants (“AICPA”).

About Mobile Infrastructure Corporation

Mobile Infrastructure is an internally-managed, publicly registered, non-listed company that invests primarily in parking lots and garages in the United States. As of June 30, 2022, it owned 45 parking facilities located in 23 separate markets throughout the United States, with a total of 15,818 parking spaces and approximately 5.5 million square feet and approximately 0.2 million square feet of commercial space adjacent to its parking facilities. For more information, please visit www.mobileit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "believe," "continue," "could," "estimate," "expect," "intend," "may," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  national and local economic, business and real estate market conditions; and the performance of real estate assets after they are acquired. Although Mobile Infrastructure believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company's most recent annual report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Mobile Infrastructure does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Contact Information

Investor Relations

mobileit@icrinc.com